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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE STOCK PURCHASE RIGHTS ASSOCIATED THEREWITH)
                                       OF
                               THOMPSON PBE, INC.
                                       AT
                              $8.00 NET PER SHARE
                                       BY
                          FMST ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               FINISHMASTER, INC.
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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON TUESDAY, NOVEMBER 18, 1997, UNLESS EXTENDED.
--------------------------------------------------------------------------------

                                                                October 21, 1997

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated October 21, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by FMST Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of FinishMaster, Inc., an Indiana corporation ("Parent"), to purchase all outstanding shares of common stock, par value $.001 per share, of Thompson PBE, Inc., a Delaware corporation (the "Company"), including the stock purchase rights associated therewith issued pursuant to the Rights Agreement, dated May 6, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (collectively, the "Shares"), at a price of $8.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.

     This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

     A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to tender any or all the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

     Please note the following:

     1. The tender price is $8.00 per Share, net to the seller in cash, without interest thereon.

     2. The Offer is being made for all of the outstanding Shares.

     3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, November 18, 1997, unless extended.

     4. The Offer is conditioned upon (i) there having been validly tendered, and not properly withdrawn, pursuant to the Offer that number of Shares representing at least a majority of all outstanding Shares on a fully diluted basis, (ii) the expiration or termination of any applicable waiting periods under the
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Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the satisfaction of certain other terms and conditions set forth in the Offer to Purchase.

     5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               THOMPSON PBE, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 21, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by FMST Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of FinishMaster, Inc., an Indiana corporation ("Parent"), to purchase all outstanding shares of common stock, par value $.001, per share of Thompson PBE, Inc., a Delaware corporation, including the stock purchase rights associated therewith issued pursuant to the Rights Agreement, dated as of May 6, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (collectively, the "Shares").

     This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

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  Dated: October 21, 1997

Number of Shares to be Tendered:* ______

                                              SIGN HERE

                                              --------------------------------------------------------
                                                                 Signature(s)

                                              --------------------------------------------------------
Account Number:                                                (Print Name(s))
                ------------

Date:                 , 1997                  --------------------------------------------------------
      ----------------
                                              --------------------------------------------------------
                                                              (Print Address(es))

                                              --------------------------------------------------------
                                                       (Area Code and Telephone Number(s))

                                              --------------------------------------------------------
                                                         (Taxpayer Identification or
                                                          Social Security Number(s))

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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